COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
AND THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE
INDEX

EXHIBIT A:

                  STANDARD
                 & POOR'S 500             THE DREYFUS
  PERIOD       COMPOSITE STOCK       SOCIALLY RESPONSIBLE
                 PRICE INDEX*          GROWTH FUND, INC.

 10/7/93                  10,000                     10,000
 12/31/93                 10,232                     10,735
 12/31/94                 10,366                     10,895
 12/31/95                 14,257                     14,661
 12/31/96                 17,528                     17,774
 12/31/97                 23,374                     22,827

*Source: Lipper Analytical Services, Inc.